Exhibit 10.1

DATED August 13th 2025

ALEANNA, INC.	(1)

IVAN RONALD	(2)

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made on August 13, 2025

BETWEEN

(1)	AleAnna, INC a company registered in Delaware with registered SEC file number 01-41164 and having its registered office at Dallas, TX (Employer); and

(2)	IVAN RONALD of 31 Ox Lane, Harpenden, Herts, AL5 4HF (Employee).

IT IS AGREED as follows:

1.	Definitions

1.1	The definitions in this Clause apply in this Agreement.

Commencement Date means 1 August 2025.

Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory or on any Personal Storage Media and wherever located) relating to the business, dealings, transactions, products, affairs and/or finances of the Employer or any Group Company for the time being confidential to the Employer or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Employer or any Group Company or any of its or their suppliers, business contacts, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that Employee created, developed, received or obtained in connection with Employees employment, whether or not such information (if in anything other than oral form) is marked confidential but excluding any information which is Employees own stock and trade. Confidential Information includes any copies or records made of Confidential Information in whatever form including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Employee Handbook means the Employer’s handbook as amended from time to time. The Employee Handbook is a statement of policy only and does not form part of Employees contract of employment. To the extent there is any conflict between the terms of this agreement and the Employee Handbook, this agreement shall prevail.

Employment IPR means any and all Intellectual Property Rights invented, developed, conceived, created or acquired by Employee (in whole or in part and whether alone or jointly with another person) and that either:

(a)	relates to the Employer’s current or planned business(es); or

(b)	is created wholly or partially in the course of or arising from Employees employment with the Employer or any duties assigned to Employee by the Employer (whether or not during working hours or using the Employer’s premises or resources) or using the Employer’s information, facilities, equipment or other assets.

Garden Leave means any period during which the Employer exercises its rights under Clause 16 of this Agreement.

Group Company means the Employer, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity means sickness, injury or other medical disorder or condition which reasonably and medically prevents employee from properly performing Employees duties under this Agreement.

Intellectual Property Rights means any/all ideas, formulae, processes, inventions, improvements, utility models, trade secrets, trademarks, service marks, business and trading names, copyright, designs and design rights, domain names, database names, patents, know-how, methods, techniques, specifications, tooling, computer programs, software code, work of authorship, copyrighted and copyrightable works, mask works, technical and product information, rights in or to Confidential Information and any other intellectual property rights of any nature whatsoever and, in each case:

(a)	wherever existing throughout the world;

(b)	whether registered or unregistered;

(c)	including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority interest from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; and

(d)	whether vested, contingent or future.

Payment in Lieu means the payment in lieu of notice referred to in Clause 13.1.

Personal Storage Media means any equipment used to store personal information which might include (but is not limited to) personal computers, tablets, phones, memory cards, magnetic or optical disks or memory and all such similar equipment and such systems and data storage services provided by third parties as well as personal e-mail accounts and ‘cloud’ storage, whether used on or outside the Employer’s premises.

Subsidiary and Holding Company in relation to a company mean “subsidiary” and “holding company” as defined in s.1159 of the Companies Act 2006.

1.2	The headings in this Agreement are inserted for convenience only and will not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to words in the singular includes the plural and in the plural includes the singular.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	Appointment and Term of Employment

2.1	Employment under the terms of this Agreement will commence on the Commencement Date, which is also the start of Employees continuous employment by the Employer.

2.2	Unless terminated earlier in accordance with the terms of Clause 14, employment with the Employer will continue subject to the remaining terms of this Agreement until terminated by either party giving the other not less than 90 days’ prior notice in writing.

2.3	No probationary period applies to employment.

3.	Duties

3.1	Employee will be employed by the Employer as Chief Financial Officer and will report to the Chief Executive Officer.

3.2	During employment, Employee will:

3.2.1	use Employees best endeavours to promote, protect, develop and extend the business, interests, goodwill and reputation of the Employer and, unless prevented by Incapacity, will devote the whole of Employees time, attention and abilities during normal business hours to its affairs;

3.2.2	faithfully and diligently perform the duties from time to time reasonably assigned to Employee;

3.2.3	comply with all lawful and reasonable directions, rules and regulations which are given to Employee by the Employer or by any relevant regulatory body;

3.2.4	comply with all rules, policies and procedures of the Employer or any Group Company applicable to Employee

3.2.5	From time to time including those contained in the Employee Handbook;

3.2.6	comply with any policies of the Employer in place from time to time relating to anti-bribery and corruption, and/or gifts and hospitality, and shall not instruct, authorise or condone, expressly or impliedly, any corrupt activity;

3.2.7	keep the Board properly and fully informed of conduct of employee and others and provide it with all such information and explanations as it may reasonably require in connection with the business or affairs of the Employer or any Group Company for which Employee are required to perform duties;

4.	Place of Work

4.1	Normal place of work is at your home address.

4.2	Employee may be required to travel both inside and outside the UK on the business of the Employer or any Group Company in the proper performance of your duties. Employee will not be required to work abroad for more than one month at any one time without prior consent.

5.	Hours

5.1	Employee normal hours of work are from 9 a.m. to 5 p.m. Monday to Friday. Normal working hours are not variable, but it is agreed that Employee will work such additional hours without additional remuneration as may reasonably be required in the proper performance of your duties.

5.2	For the purposes of the Working Time Regulations 1998 (as amended), Employee agrees that the average weekly 48-hour limit will not apply to employment provided that Employee may, at any time on giving not less than three months’ prior written notice to the Employer, withdraw from this agreement.

6.	Remuneration

6.1	Gross salary will be £300,000 per annum. The salary shall accrue on a daily basis and be payable in equal monthly instalments in arrears by credit transfer on or about the 20th day in each month, subject to such deductions as the Employer is authorised or required by law to make, including for tax and National Insurance Contributions.

6.2	Salary will normally be reviewed annually by the Board or the Employer’s Compensation Committee.

6.3	Employee agrees that the Employer may deduct from salary or other remuneration accrued to Employee any sums owing to the Employer including, without limitation, any overpayments, loans, advances or payments made on your behalf.

7.	Bonus and Long Term Incentive Plan

7.1	You will be eligible to be considered for an annual discretionary bonus, based on performance against financial (e.g. EBITDA, ROIC), operational (e.g. project delivery) and safety/environmental metrics to be agreed with Employee for 2025 by no later than 15 October 2025 and in line with the Employer’s normal practices and policies for future years. Target bonus will be 33% of basic gross salary maximum bonus will be 66% of gross basic salary and minimum bonus will be 0%. Any bonus payment paid will not be pensionable. Any bonus to be paid will be paid in the quarter following the end of the relevant bonus performance year.

7.2	Employee will be allowed to participate in the Employer’s Long Term Incentive Plan (“LTIP”) subject to the plan rules as amended from time to time and pursuant to Employer policies. For 2025, participation will include:

7.2.1	equity awards, to include, for 2025, 50% performance-based RSUs and 50% time-vested RSUs or options;

7.2.2	a target grant value of 2x annual basic gross salary;

7.2.3	awards to be issued at a price not higher than other awards/issues made to the Employer’s other senior executives;

7.2.4	the awards to carry dividend equivalent rights to common stock

In terms then of the vesting of Employee 2025 award:

7.2.5	performance RSUs will be valued at grant and will vest 1/3 on the determination that the target has been met and then 1/3 on each of the following two anniversaries of such determination, pursuant to Employer policy;

7.2.6	time-based RSUs/Options will vest 25% annually over 4 years from grant;

7.2.7	pro-rata allocation of [5/12ths] for 2025

In terms of the award targets for relevant 2025 awards:

7.2.8	targets carrying target specific weight and to be determined within the first 60 days of Employees employment under this Agreement; each achievable in the first 12-18 months and consistent with other senior executive of the Employer and its corporate targets and objectives;

7.2.9	the Employer to repurchase shares commensurate with the tax due on award/vesting. Again this is to be in line with the Employer’s normal pay practices and Plan.

The form and terms of Employees LTIP entitlement in future years will then be subject to Compensation Committee review annually and Employer policies.

8.	Expenses and Tax Assistance

8.1	The Employer will reimburse reasonable expenses wholly and necessarily incurred in the performance of duties subject to any relevant policies from time to time and to the Employer receiving such proof of expenditure as it may require under Employer policy. Any single expenditure in excess of £5,000 must be authorised in advance by the Employer.

8.2	The Employer will, at its expense, provide tax preparation services (both in the US and UK as required), subject to a maximum contribution of USD$5,000 per annum.

9.	Holidays

9.1	Normal paid holiday entitlement is 25 working days in each holiday year. In addition, Employee will be entitled to the normal public and bank holidays in force in England during the course of the holiday year. The Employer’s holiday year runs from 1 January to 31 December.

9.2	Employee shall be entitled to carry over up to 5 days’ accrued but untaken holiday entitlement to a subsequent holiday year.

9.3	The entitlement to holiday and, on termination of employment pay in lieu of holiday, will accrue pro rata throughout each holiday year. If employment should terminate at a point in the year and Employee has taken more holiday than Employees accrued entitlement in the current holiday year, a deduction in respect of the excess holiday pay will be made from final salary payment. Likewise, if employment should terminate at a point in the holiday year when Employee has not taken all of Employees accrued entitlement, the value of the accrued but untaken holiday in the current holiday year will be added to your final salary payment. The amount of any deduction or payment in lieu will be calculated on the basis of 1/260 per day of full time equivalent gross basic salary.

10.	Benefits and Training

10.1	Details of benefits and training offered by the Employer and not otherwise mentioned in this Agreement are set out in Schedule 1 to this Agreement.

11.	Sickness and Other Incapacity

11.1	Employee is required to comply with the Employer’s sickness absence procedures and policy or notification and certification of absence due to Incapacity, as amended from time to time.

11.2	Subject to compliance with Clause 11.1, the Employer will pay Employee full pay at your normal basic salary for a maximum of 12 weeks in any continuous 12-month period. Such payment will be inclusive of any Statutory Sick Pay to which You are entitled in accordance with applicable legislation in force at the time of absence. Qualifying days for Statutory Sick Pay will be your normal working days.

11.3	The Employer may, at its expense, require Employee to submit to a medical examination to be carried out by a practitioner nominated by the Employer and Employee agrees to consent to that. Employee acknowledges that the Employer will seek disclosure of the results of any such examination from the relevant practitioner in order to comply with its obligations under this Agreement and other applicable legislation.

12.	Grievance and Disciplinary Procedure

12.1	Employee is subject to the Employer’s disciplinary rules and procedure, and the Employer’s grievance procedure and policy, copies of which are available from [●]. These rules and procedures do not form part of Employees contract of employment and may be amended from time to time at the Employer’s discretion or Plan.

12.2	If Employee has a grievance relating to Employees employment, Employee should follow the procedure set out in the Employer’s grievance procedure. In particular, if Employee wishes to raise a grievance, Employee should submit this in writing to the Aleanna chairman, Graham Van T’off.

12.3	If Employee wishes to appeal against a disciplinary decision Employee should submit grounds of appeal in writing to the Aleanna chairman, currently Graham Vant’Off in accordance with the Employer’s disciplinary procedure and policy.

13.	Payment in Lieu of Notice

13.1	Notwithstanding any other provisions of this Agreement, the Employer may, in its sole and absolute discretion, terminate employment at any time and with immediate effect by notifying Employee that it will pay a sum in lieu of notice. The Payment in Lieu will be equal to your basic gross salary (as at the date of termination) and the benefits which Employee would have been entitled to receive under this Agreement (and Schedule 1) during the notice period referred to in Clause 2.2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance Contributions.

13.2	For the avoidance of doubt, the Employer may in its sole discretion exercise its right to make a Payment in Lieu under Clause 13.1 irrespective of whether notice is given by Employee or the Employer.

13.3	Employee shall have no right to receive a Payment in Lieu unless the Employer has exercised its discretion under Clause 13.1.

14.	Early Termination

14.1	Either party may terminate this Agreement in accordance with Clause 2.2.

14.2	Notwithstanding any other provision of this Agreement, the Employer may summarily terminate your employment without notice, Payment in Lieu or any other liability to make any further payments to Employee You (other than in respect of amounts accrued due at the date of termination) in accordance with any provisions set out in the Employee Handbook or if Employee:

14.2.1	is guilty of any serious or gross misconduct or serious neglect in the discharge of Employees duties under this Agreement; or

14.2.2	is declared bankrupt or make any arrangement with or for the benefit of Employees creditors or have a county court administration order made against You under the County Court Act 1984; or

14.2.3	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

14.2.4	is guilty of fraud or by Employees actions or omissions bring Employees name or reputation of the Employer or any Group Company into serious disrepute; or

14.2.5	is or become prohibited by law from being a director; or

14.2.6	cease to be eligible to work in the United Kingdom or United States of America.

The rights of the Employer under this Clause 14.2 are without prejudice to any other rights that it might have at law to terminate Employee’s employment or to accept any breach of this Agreement by Employee as having brought the Agreement to an end. Any delay by the Employer in exercising such a right of termination will not constitute a waiver of it.

15.	Obligations upon Termination

15.1	Upon termination of Employees employment for whatever reason or at any time on request (including but not limited to at the start of a period of Garden Leave under Clause 16 below) Employee will:

15.1.1	deliver to the Employer all books, documents, papers, manuals, correspondence, records materials and other information (on whatever media and wherever located and whether or not containing Confidential Information) relating to the business or affairs of the Employer or any Group Company and any mobile phones, tablets, lap tops, keys, credit cards and charge cards and any other property which may then be in Employees possession or under Employees control and will warrant to the Employer that You have not retained any copies of the same (whether or not they contain Confidential Information);

15.1.2	irretrievably delete any information relating to the business or affairs of the Employer or any Group Company stored on any Personal Storage Media and all matter derived from such sources which are in Employees possession or under your control;

15.1.3	comply with the Employer’s reasonable requests to facilitate an effective handover of Employees role;

15.1.4	provide the Employer with any relevant passwords and/or other security codes or measures used by Employee in connection with the business or affairs of the Employer or as required to access Confidential Information; and

15.1.5	forthwith resign any position in or office of the Employer (and, if applicable, any position in or office of any Group Company). Employee irrevocably appoints the Employer to be attorney in Employees name and on Employees behalf to sign or execute any instrument or document and generally to use Employee’s name and do all things which the Employer considers to be necessary or desirable in order to give the Employer (or its nominee) the full benefit of this clause.

15.2	Employee shall upon request from the Employer confirm in writing that Employee has fully complied with the obligations contained in Clause 15.1.

15.3	Where Employee has been placed on Garden Leave under Clause 16 Employee will not be required under Clause 15.1 to return until the end of the Garden Leave period any property provided to Employee as a contractual benefit for use during employment with the Employer.

16.	Garden Leave

16.1	Where notice of termination has been served by either party, the Employer will be under no obligation to provide work for or assign any duties to Employee for the whole or any part of the remaining notice period, and may by written notice place Employee on Garden Leave for that period, during which the Employer:

16.1.1	will be under no obligation to provide any work to Employee or vest any powers in Employee;

16.1.2	may employ or appoint any other person to carry out duties and functions under this Agreement; and

16.1.3	will be entitled at any time to announce that Employee has been given notice of termination or resigned (as the case may be).

16.2	In addition to the obligations set out in Clause 15.1 above, during any period of Garden Leave Employee will:

16.2.1	continue to be paid basic salary and contractual benefits in the usual way, subject to the terms of any benefit arrangement;

16.2.2	not attend normal place of work or any premises of the Employer or any Group Company;

16.2.3	refrain from contacting or dealing with any customers, clients (potential or otherwise) or employees (other than purely social contact), suppliers, agents, distributors, shareholders, adviser or other business contact of the Employer or any Group Company; and/or

16.2.4	keep the Employer informed of Employees whereabouts and how Employee can be contacted;

16.2.5	remain an employee of the Employer and continue to owe the Employer all the duties of employment and remain bound by the terms of this Agreement, including any implied terms and conditions which apply to employment;

16.2.6	not be entitled to become employed by, do work or perform services for any other business or undertaking; and

16.2.7	effect an orderly handover of work as required.

16.3	Employee agrees that any such action by the Employer will not constitute a breach of this Agreement nor will Employee have any claim against the Employer in respect of it.

17.	Confidentiality

17.1	The Employer attaches great importance to confidentiality and secrecy and to the protection of its proprietary information and information relating to its business or clients. Without prejudice to Employees common law duties, and subject to Clause 17.3 below, Employee agrees and undertake not in any circumstances at any time whether directly or indirectly to use or disclose to any third party any Confidential Information. Employee agree that Employee will continue to be bound by this duty both during and after your employment with the Employer has ended (for whatever reason).

17.2	Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall use Employees best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (other when it is in accordance with Clause 17.3 below). Employee will inform the Employer immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used or is intending to use any Confidential Information contrary to this Clause.

17.3	Nothing in this Clause 17 or any other terms of this Agreement shall prevent Employee or the Employer from:

17.3.1	disclosing or using Confidential Information in the proper course of Employees duties, or as authorised in advance by the Employer, or as required by law; or

17.3.2	disclosing or using Confidential Information which is readily available in or comes into the public domain (other than through Employees unauthorised disclosure or default); or

17.3.3	disclosing information which Employee is entitled to disclose under the Public Interest Disclosure Act 1998 and/or section 43A of the Employment Rights Act 1996 (commonly known as whistleblowing) provided that the disclosure is made in accordance with the provisions of those Acts; or

17.3.4	reporting an incident of discrimination, harassment or sexual harassment, including by a colleague, a member of management, customer or company owner; or

17.3.5	reporting any misconduct, wrongdoing, or serious breach of any regulatory requirements (whether required to or not) to the relevant authorities, including any regulator, ombudsmen or other body responsible for supervising or regulating the Employer or its officers, employees, workers consultants or shareholders, and giving evidence at any hearing; or

17.3.6	doing or saying anything that is required by HM Revenue & Customs or a regulator, ombudsman or supervisory authority, including co-operating with any investigation and giving evidence at a hearing; or

17.3.7	disclosing information to HM Revenue & Customs for the purposes of establishing or paying (or recouping) tax and national insurance liabilities from Employees employment or its termination; or

17.3.8	reporting an offence or suspected offence to the police or other law enforcement agency; or

17.3.9	co-operating or otherwise being involved with a criminal investigation or prosecution; or

17.3.10	complying with a court or tribunal order to disclose or give evidence; or

17.3.11	making any other disclosure as required by law; or

17.3.12	disclosing such other information as may be permitted by the Employer with its prior written consent; or

17.3.13	from exercising Employees employment rights other than where there is a legally binding settlement agreement or ACAS settlement.

18.	Intellectual Property

18.1	When carrying out Employee role (whether during or outside normal hours under Clause 5), Employee may by Employee or with someone else’s design, write or otherwise create works that generate Intellectual Property Rights. Employee will promptly communicate in confidence to the Employer full particulars of any Employment IPR (whether or not it is vested in the Employer pursuant to Clause 18.2 or otherwise).

18.2	Employee agree that, subject to the provisions of the Patents Act 1977, your entire interest in any Employment IPR will, automatically upon creation, as between Employee and the Employer, belong to the Employer as absolute beneficial owner without any payment. To the extent that any Employment IPR does not vest automatically, Employee holds them on trust for the Employer.

18.3	Employee hereby waives all moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any act of the Employer and any act of a third party done with the Employer’s authority in relation to any Employment IPR which is or becomes the property of the Employer.

18.4	Employee hereby irrevocably appoints the Employer to be your attorney on employees behalf to sign or execute any instrument or document and generally to use employee name and do all things which the Employers considers to be necessary or desirable in order to give the Employer or its nominee the full benefit of this clause.

18.5	Employee obligations under this Clause 18 apply both during and after the termination of your employment (whether terminated lawfully or otherwise).

19.	Post-Termination Restrictive Covenants as per company’s plans and policy.

20.	Data Protection, Privacy and Computer Systems

20.1	The Employer will collect and process personal data about individuals (including prospective and current employees, workers and contractors) in accordance with the Data Protection Act 2018, the UK GDPR and other related privacy legislation. The Employer will process such personal data:

20.1.1	as set out in the Employer’s Privacy Notice and other fair processing information as may be amended from time to time;

20.1.2	as set out in this Agreement, and in order to perform the Employer’s obligations under any contract between the Employer and Employee; and

20.1.3	in order to comply with any court order, request from or referral to an appropriate authority, or legal, regulatory or good practice requirement, for example as required by HM Revenue and Customs.

20.2	Employee will comply with the Employer’s Data Protection Policy as amended from time to time when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Employer. Employee agrees to comply with the Employer’s policies in force from time to time regarding the use of email, internet, social media and telecommunications and the use of equipment provided for use in the normal course of Employees employment including without limitation any method of electronic communication.

20.3	Employee acknowledge the Employer’s monitoring of its communication and electronic equipment including, without limitation, the Employer’s telephone, email systems (including on any mobile phones, tablets, smartphones, and laptops that are the property of the Employer) and information stored on the Employer’s computer equipment.

21.	Collective Agreements

There is no collective agreement in force which may affect the terms and conditions of Employees employment.

22.	Entire Agreement

22.1	This Agreement (together with any documents referred to in it and Employer policy) contains the entire agreement and understanding between Employee and the Employer and any Group Company and supersedes and extinguishes any previous agreement or arrangements between them (whether written or oral, express or implied) relating to Employees employment.

22.2	Each party warrants to the other that it has not entered into this Agreement in reliance on, and shall have no remedies in respect of, any representation, warranty, statement, assurance or undertaking of any nature whatsoever and whether made by a party to this Agreement or not (including but not limited to innocent or negligent representations or statements) other than those expressly set out in this Agreement or referred to in it.

22.3	The termination of this Agreement however arising will not operate to affect such of its provisions as are expressed or by implication intended to operate or have effect thereafter and will be without prejudice to any accrued rights or remedies of the parties.

22.4	Nothing in this Agreement will, however, operate to limit or exclude any liability for fraud.

22.5	Neither this Agreement nor any of the benefits under it will be assignable by the Employer or Employee.

23.	Notice

Any notice to be given under this Agreement to Employee may be served by being handed to Employee personally or by being sent by first class post to Employee t Employees usual or last known address. Any notice to be given to the Employer may be served by being left at or by being sent by first class post to its registered office for the time being. Any notice served by post shall if correctly addressed and stamped be deemed to have been served at 9am on the second business day after the time of posting.

24.	Variation

No variation of this Agreement (or of any of the documents referred to in it) will be valid unless it is in writing and signed by or on behalf of each of the parties.

25.	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 will only apply to this Agreement in relation to any Group Company and no person other than Employee and the Employer or any Group Company will have any rights under it. The terms of this Agreement may be varied or rescinded (whether in whole or part) by agreement in writing between Employee and the Employer without the consent of any third party.

26.	Governing Law and Jurisdiction

26.1	This Agreement will be governed by and construed in accordance with the laws of England.

26.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement.

27.	Employment Rights Act 1996 Employees

This document contains the statement of particulars of Employees employment required by Section 1 of the Employment Rights Act 1996.

28.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

This document is Executed as a Deed and is delivered by the parties or their duly authorised representatives on the date written at the beginning of it.

Schedule 1

Benefits and Training

1.	Pension

1.1	Employee is eligible to participate in the Employer’s pension scheme (or such other registered scheme as may be set up in place of it or policy, and subject to paragraph 7 below and the rules of the scheme as amended from time to time).

1.2	The Employer will comply with the employer pension duties in respect of Employee in accordance with Part 1 of the Pensions Act 2008.

2.	Insurance Benefits

2.1	Employee shall be eligible to participate in the following schemes offered by the Employer:

2.1.1	Directors’ and officers’ liability insurance covering Employees activities, as long as such cover is available on economic terms, and on the same basis as that provided to the Board.

2.2       Further details, including eligibility criteria, are covered in the following documents:

2.2.1       The AleAnna Inc Amended and Restated Corporate Bylaws, Article VI, and

2.2.2       The AleAnna Inc Directors and Officers Insurance Policy

2.2.3	As covered in the Form of Indemnification Agreement between Mr. Ronald (Employee) and the Company.

EXECUTED as a DEED by ALEANNA, INC acting	)
by two Directors/a Director and the Secretary:	)
) /s/ Grant Van’T Hoff
Director

/s/ William K. Dirks
Director/Secretary

EXECUTED as a DEED by IVAN RONALD in the presence of:	)
)
Witness Signature: T. Dadun	) /s/ Ivan Ronald

Witness Name: Theresa Dadun

Address: 31 Ox Lane Harpenden, AL5 4HF, UK

Occupation: Accountant